Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:

Jim Holbrook

Chief Executive Officer

(323) 932-4068

For Immediate Release

EMAK Worldwide Invites Investors to Review Updated Fact Sheet

Company Provides Growth Assumptions for Fiscal Years 2008 through 2011

LOS ANGELES, January 7, 2008 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services and consumer products firm, today announced that it has updated its investor fact sheet outlining its current investment highlights, which include the following:

•	EMAK is financially sound with adequate cash, a $25 million credit facility and debt-free as of December 31, 2007;
•

The Equity Marketing and Logistix agencies are now integrated into one streamlined organization under a unified leadership team. The newly-formed agency group will achieve significant leverage of its infrastructure, provide enhanced strategic and creative services and deliver quality products to its clients; and

•	The Upshot marketing services agency continues to prosper under its veteran leadership, achieving its fourth consecutive year of double-digit revenue growth in 2007.

Also in the investor fact sheet, the Company outlined its growth assumptions for the fiscal years 2008 through 2011. The Company anticipates greater profitability over the coming years assuming solid growth in its Agency Services segment, modest growth in its Consumer and Promotional Products segment and operating expenses aligned with revenue levels, resulting in improving EBITDA. Its projections based on these assumptions are as follows:

-more-

EMAK Worldwide Fact Sheet

	Fiscal Years ending December 31,
(Dollars in millions)	2008	2009	2010	2011
Consumer and Promotional Products Revenues	140	147	154	162
Agency Services Revenues	30	35	40	46
Operating Expenses	34	34	35	35
EBITDA	2	6	10	12

Interested parties can access the document including these highlights and growth assumptions at www.emak.com by visiting the Investor Fact Sheet page of the Investor Info section of the website.

About EMAK Worldwide, Inc.

EMAK Worldwide, Inc. is the parent company of a family of marketing services agencies including Equity Marketing, Logistix, Mega and Upshot. Its agencies are experts in “consumer activation” by offering strategy-based marketing programs that directly impact consumer behavior. The agencies provide strategic planning and research, consumer insight development, entertainment marketing, design and manufacturing of custom promotional products, kids marketing, event marketing, shopper marketing and environmental branding. The Company’s blue-chip clients include Burger King Corporation, Frito-Lay, Kellogg, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. Headquartered in Los Angeles, EMAK has offices in Chicago, Amsterdam, Frankfurt, London, Paris and Hong Kong. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2008 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or

EMAK Worldwide Fact Sheet

circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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